                                                                    Exhibit 15.1


Quicksilver Resources Inc.
777 West Rosedale
Fort Worth, Texas 76104


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Quicksilver Resources Inc. for the periods ended March 31, 2002 and 2001, as indicated in our report dated May 10, 2002, because we did not perform an audit, we expressed no opinion on that information.


We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, is incorporated by reference in Registration Statements No. 333-82180 and No. 333-69496 on Form S-3, and Registration Statement No. 333-94387 on Form S-8.


We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ DELOITTE & TOUCHE LLP
May 14, 2002
Fort Worth, Texas